EXHIBIT 32.1

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned officer of Two Harbors Investment Corp. (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date:	April 29, 2026	/s/ William Greenberg
William Greenberg
President and Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Quarterly Report or as a separate disclosure document.